Exhibit 99.1

TON Strategy Company Appoints Oscar Suarez to Board of Directors and Names Him Audit Committee Chair

Accounting and financial services executive brings more than four decades of audit, tax, banking, and public-company governance experience

LAS VEGAS, Nev., Aug. 17, 2026 — TON Strategy Company (“TON Strategy” or the “Company”) (Nasdaq: TONX), a digital asset treasury company focused on supporting the TON ecosystem, today announced the appointment of Oscar Suarez to its Board of Directors (the “Board”) as an independent director, effective today, August 17, 2026. Suarez will also serve as Chair of the Company’s Audit Committee.

Suarez has more than 40 years of accounting, tax, and financial governance experience. He currently serves as an independent director and Chair of the Audit Committee of Amerant Bancorp Inc. He began his career at Arthur Andersen, where he specialized in audit and tax before developing expertise in international banking tax.

Suarez subsequently held senior leadership roles at KPMG, where he became a partner in 1995. During his tenure, he served as an International Banking Tax Partner, Latin America Global Mobility Leader, and South Florida Tax Managing Partner.

He later held enterprise-wide leadership positions at Ernst & Young LLP (EY) and was elected to the firm’s U.S. Partner/Principal Council and Global Governance Council, two of EY’s governing bodies. During his service on these councils, Suarez chaired the Finance Sub-Committee and served on the Global Audit Committee. As EY’s Markets Leader for Florida and Puerto Rico, Suarez oversaw operations across seven offices and approximately 2,000 professionals. In this role, he advised both public and private companies through periods of growth.

“On behalf of the entire TON Strategy team, I am pleased to welcome Oscar to our Board of Directors and to have him serve as Chair of our Audit Committee,” said Kevin Wilson, Chief Executive Officer of TON Strategy Company. “Oscar brings more than four decades of experience across accounting, audit, ICFR, tax and corporate governance—exactly the kind of experience we want around the Board table.”

“TON Strategy is doing something genuinely differentiated: providing U.S. public-market investors access to the growth of The Open Network through a scaled, productive position in the network and its currency,” said Suarez. “It’s an ambitious model, and one that should be matched by strong financial oversight and governance. I’m looking forward to bringing my experience to the Board as the Company continues to build.”

Suarez is an NACD Certified Director and remains active in corporate governance organizations, including the National Association of Corporate Directors and the Latino Corporate Directors Association, and has been a certified public accountant since 1982.

About TON Strategy Company

TON Strategy Company (Nasdaq: TONX) is focused on the accumulation of Gram, formerly known as Toncoin - the native cryptocurrency of Telegram’s billion-user platform - for long-term investment, whether acquired through deployment of proceeds from capital raising activity, staking rewards or via open market purchases. The Company aims to steadily expand its Gram holdings, stake Gram, and support the development of a tokenized economy inside Telegram.

Investor Relations and Media Contact:

Gateway Group, Inc.

949-574-3860

TONX@gateway-grp.com